 Filed pursuant to Rule 424(b)(3)

Registration Number 333-198502

Prospectus Supplement No. 1 (To prospectus dated September 11, 2014)

5,768,470 Shares of Common Stock

Sysorex Global Holdings Corp.

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our Prospectus dated September 11, 2014 (the “Prospectus”), relating to the offer and sale of up to 5,768,470 shares of common stock, par value $0.001, of Sysorex Global Holdings Corp., a Nevada corporation (the “Company,” “Sysorex,” “us,” “our,” or “we”) by the selling stockholders identified on page 40 of the Prospectus. We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices.  See “Plan of Distribution” in the Prospectus for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution” in the Prospectus.

We are an “emerging growth company” under the Federal Securities laws and are subject to reduced public company reporting requirements as set forth on page 5 of Prospectus.  Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “SYRX”.  On October 8, 2014, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.32.

Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2014 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

In reviewing this Prospectus Supplement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 9 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is October 9, 2014

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 2, 2014 (October 1, 2014)

SYSOREX GLOBAL HOLDINGS CORP.

 (Exact name of registrant as specified in charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

3375 Scott Blvd., Suite 440 Santa Clara, CA 95054
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 1, 2014 (the “Effective Date”), Wendy Loundermon resigned (the “Resignation”) from her position as Chief Financial Officer of Sysorex Global Holdings Corp. (the “Company”) and was appointed to serve as the Company’s Vice President of Finance. Additionally, as of the Effective Date, Ms. Loundermon resigned from her positions as Chief Financial Officer of AirPatrol Corporation, Lilien Systems, and Shoom, Inc., all of which are wholly-owned subsidiaries of the Company. Ms. Loundermon will continue to serve as Secretary of the Company, President Chief Financial Officer and Secretary of Sysorex Government Services, Inc., a wholly-owned subsidiary of the Company, Secretary and Vice President of Sysorex Federal, Inc., a wholly-owned subsidiary of the Company, and Secretary of AirPatrol Corporation, Lilien Systems and Shoom, Inc.

In connection with the Resignation, as of the Effective Date, Will Frederick was appointed as the Company’s Chief Financial Officer. Mr. Frederick does not have any family relationships with any of the officers or directors of the Company. Mr. Frederick has not had any transactions with the Company since January 1, 2013 through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Will Frederick, age 50, served as Chief Financial Officer at Neural ID LLC from April 2014 to September 2014. He served as Chief Financial Officer of Entelos Holding Corp. from January 2012 to January 2014, at which time it was acquired by Rosa & Co. From February 2010 to December 2011, he served as VP Finance, CFO Global Communications Solutions at Avaya Inc. From December 2008 to February 2010, he served as Chief Financial Officer of NovaRay Medical Inc. He served as Senior Vice President and Chief Financial Officer at Pharsight Corp. from April 2006 to December 2008, at which time it was acquired by Tripos International. Between 1999 and 2006, Mr. Frederick also served in senior finance roles at Versata Inc., Clarent Corp., and ACT Networks Inc., prior to their respective acquisitions.

Offer Letter

In accordance with the terms of an offer letter for his services as Chief Financial Officer, which Mr. Frederick accepted on September 15, 2014 (the “Offer Letter”), Mr. Frederick will receive a salary of $250,000 per annum plus other benefits available to executive management, including participation in a cash bonus plan beginning as of January 1, 2015 pursuant to which Mr. Frederick may receive up to 25% of his salary as a bonus contingent upon satisfactory service performance and other financial metrics to be determined by the Company. In addition, Mr. Frederick shall be entitled to options to purchase up to 200,000 shares of common stock of the Company in accordance with the Company’s Amended and Restated 2011 Employee Stock Incentive Plan. If Mr. Frederick’s employment is terminated without cause or upon a change of control, he will receive termination payments equal to his base salary at the then current rate for (a) three (3) months from the date of termination after six (6) months of employment, or (b) six (6) months from the date of termination after two (2) years of employment.

Item 7.01	Regulation FD Disclosure.

On October 2, 2014, the Company issued a press release announcing the appointment of Will Frederick as the Company’s CFO and Wendy Loundermon as the Company’s VP of Finance. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Exhibits

99.1	Press Release dated October 2, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSOREX GLOBAL HOLDINGS CORP.

Dated: October 2, 2014	By:	/s/ Nadir Ali
Name: Nadir Ali
Title: Chief Executive Officer

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EXHIBIT: 99.1

SYSOREX EXPANDS EXECUTIVE TEAM TO SUPPORT CONTINUED GROWTH

Sysorex Announces CFO Veteran Will Frederick joins Company and Wendy Loundermon becomes VP of Finance

Sysorex Global Holdings Corp. – PALO ALTO, CA (BUSINESS WIRE) – (October 2, 2014) (NASDAQ: SYRX) (“Sysorex”), a global technology provider specializing in big data analytics and location-based mobile solutions for the private and public sectors, today announced that Will Frederick has joined the company as Chief Financial Officer effective October 1, 2014. Mr. Frederick replaces Ms. Wendy Loundermon who will now serve as VP of Finance.

“Mr. Frederick brings a wealth of experience to Sysorex and we are pleased to welcome him as an integral member of our team,” said Nadir Ali, CEO of Sysorex Global Holdings Corp. “Ms. Loundermon has been instrumental in helping Sysorex achieve our recent growth and we congratulate her on her new role as VP of Finance” he continued.

“These are exciting times for Sysorex and I am delighted to be joining such a terrific management team and look forward to contributing toward the continued growth of the company in the years ahead,” commented Will Frederick.

Mr. Frederick brings more than 25 years of financial leadership to Sysorex in strategic planning, financial reporting, mergers, acquisitions, and international finance in both public and private companies. Prior to joining Sysorex, Mr. Frederick served as Chief Financial Officer at Neural ID LLC; Chief Financial Officer of Entelos Holding Corp., which was acquired by Rosa & Co.; VP Finance and CFO Global Communications Solutions at Avaya Inc.; Chief Financial Officer of NovaRay Medical Inc.; and Senior Vice President and Chief Financial Officer at Pharsight Corp., which was acquired by Tripos International. Mr. Frederick also served in senior finance roles at Versata Inc., Clarent Corp. and ACT Networks Inc., prior to their respective acquisitions.

Mr. Frederick received his Bachelor of Business Administration from California State University at Fullerton and his MBA from California State University at Long Beach.

About Sysorex Global Holdings

Through focused, custom technology solutions, Sysorex (NASDAQ:SYRX) provides cyber security, data analytics, custom application development, cloud solutions, Mobile/BYOD solutions and strategic outsourcing to government and commercial clients in major industries around the world. From identifying security risks to helping clients realize value from their big data strategies, Sysorex has the experience, technology, partners, and agility to be your trusted IT partner. Visit www.sysorex.com, follow @SysorexGlobal and Like us on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

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For more information, contact:

Sysorex Investor Relations Contact:

Scott Arnold

Managing Director

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

+1 516 222 2560

www.corprominence.com